The transactions pursuant to the share exchange described in this press release involves securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese language original, the Japanese-language original shall prevail in all respects.

May 6, 2022

Press Release

Company name	JFE Holdings, Inc.
Representative	President and CEO Koji Kakigi
Code: 5411, TSE Prime Market
Contact	Hiroki Watanabe, Manager, Public Relations Section, Investor Relations and Corporate Communications Department
Phone:	+81-3-3597-3842

Company name	JFE Steel Corporation
Representative	Yoshihisa Kitano, President and CEO

Company name	JFE Container Co., Ltd.
Representative	Shichinobu Nasu, President and CEO Code: 5907, TSE Standard Market
Contact	Naohiro Numata, Manager, General Affairs Group, General Affairs Department
Phone:	+81-3-5281-8511

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Notice Regarding the Execution of Share Exchange Agreement (Simplified Share Exchange) for JFE Steel Corporation, a Wholly-Owned Subsidiary of JFE Holdings, Inc., to Make JFE Container Co., Ltd. its Wholly-Owned Subsidiary

JFE Holdings, Inc. (“JFE Holdings”), JFE Steel Corporation (“JFE Steel”), a wholly-owned subsidiary thereof, and JFE Container Co., Ltd. (“JFE Container”), a consolidated subsidiary thereof, at their respective board of directors meetings held today, resolved to conduct a share exchange that will make JFE Steel the wholly-owning parent company in a share exchange and JFE Container its wholly-owned subsidiary in the share exchange (the “Share Exchange”), and a share exchange agreement (the “Share Exchange Agreement”) was executed by and between JFE Steel and JFE Container, as stated below.

The Share Exchange will be conducted with JFE Steel, with August 1, 2022 as the effective date, without obtaining approval from a general meeting of shareholders by taking a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act (Act Number 86 of 2005, including subsequent revisions; hereinafter the same), and after JFE Container obtains approval from an ordinary general meeting of shareholders to be held on June 24, 2022. The Share Exchange, being conducted by what is commonly referred to as the triangular share exchange method, will allot to shareholders of JFE Container shares of common stock of JFE Holdings, the wholly-owning parent company of JFE Steel (the “JFE Holdings Stock”), instead of shares of common stock of JFE Steel (the “JFE Steel Stock”), as consideration for the Share Exchange.

Prior to the effective date of the Share Exchange, shares of common stock of JFE Container (the “JFE Container Stock”) will be delisted from the Standard Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) on July 28, 2022 (the final trading day will be July 27, 2022).

1.       Purpose of the conversion into a wholly-owned subsidiary through the Share Exchange

JFE Steel, being one of the three operating companies (JFE Steel Corporation, JFE Engineering Corporation, and JFE Shoji Corporation) under the umbrella of JFE Holdings, has a top-class steel production capacity around the world as a steel manufacturer (blast furnace manufacturer) that seamlessly produces finished steel products by using iron ore and coal as raw materials, and has been contributing to society by manufacturing unique and highly functional steel products under its corporate philosophy of contributing to society with the world’s most innovative technology.

The current operating environment for the steel industry is undergoing rapid and significant changes as: i) global competition intensifies in response to the rise of China; ii) domestic demand declines, affected by a decreasing Japanese population; iii) people are concerned about soaring raw material prices and accelerating inflation, prompted by growing geopolitical risks; iv) the future of the global economy is uncertain in the face of the spread of COVID-19; v) the world is taking measures to address climate change, such as carbon neutrality, and vi) innovative digital technologies progress.

In this operating environment, the JFE Group intently pursues endeavors in accordance with the 7th Medium-Term Business Plan made in May 2021 and the JFE Group Environmental Vision for 2050 in an effort to build a strong operating foundation aimed for sustained long-term growth, equipped with environmental and social sustainability (contribution to solving social issues) and economic sustainability (stable profitability), thereby growing in the medium and long term in a sustained manner and raising its corporate value.

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In the steel business it pursues, taking climate change as an extremely important business issue for it, in an effort to establish environmental and social sustainability, and toward attaining carbon neutrality, JFE Steel endeavors to: i) develop ultra-innovative technologies mainly using a combination of carbon recycling blast furnaces and CCUs (Note 1); ii) develop the technology for hydrogen steel production (direct-reduced iron process, or DRI); iii) develop high-grade steel production technologies maximally tapping into the company’s top-class electric furnace technology in the industry; and iv) continue to improve efficiency. JFE Steel upholds a goal of reducing its CO2 emissions by 18% from the fiscal 2013 level by the end of fiscal year 2024, the final year of the 7th Medium-Term Business Plan. JFE Steel aims to achieve sustained growth and increase corporate value over the medium to long term by working to: i) streamline its production by applying a cyber physical system (CPS) (Note 2) to all production processes through DX; ii) become more competitive by attaining higher labor productivity and improved yields; iii) raise customer satisfaction by offering better quality and improved delivery through utilizing digital technologies; iv) secure globally top-level cost-quality competitiveness through markedly lowering fixed costs by completing our structural reform; and v) execute measures to raise the proportion of high value-added products such as non-oriented magnetic steel sheets, a set of products likely to enjoy greater demand as global environmental regulation is front-loaded and made more stringent. This is under the basic policies of the 7th Medium-Term Business Plan that, toward solidifying JFE Group’s economic sustainability, are to: i) migrate to a lean and resilient business structure by shifting from quantity to quality; ii) accelerate and expand the growth of JFE Group’s overseas operations by delivering solutions that leverage knowledge, skills, and data; iii) bolster its manufacturing platform through digital matters and execute new growth strategies; and iv) pursue innovation toward attaining carbon neutrality.

Note 1: CCU stands for “Carbon Capture and Utilization.”

Note 2: CPS stands for “Cyber-Physical System,” and a shift to CPS means to use AI to analyze sensor data collected from an actual manufacturing process (physical), reproduce an advanced virtual process (cyber) in digital space using a unique method, and connect the two in real time. A virtual process enables you to understand the internal state of equipment not visible in the real world and to predict a future state. Stable operation can be done by giving feedback on the result of soundness monitoring and abnormality prediction for actual process operation actions, and revealing process bottlenecks is expected to improve productivity. It can also lead to process innovation through virtual experiments and a technological succession and workstyle reform through mechanization of knowledge and expertise.

As a member of the JFE Steel Group, JFE Container has been manufacturing and marketing high-quality steel drums and various high-pressure gas containers under the business vision saying that “JFE Container is an industrial container pioneer that contributes to creating a safe, healthy, and prosperous society by developing innovative technologies, manufacturing processes and new products that are always ahead of the times and help realize customers’ dreams and a sustainable society through using the world’s best possible technologies, and remains an industry leading company whose management and employees are both open-minded and vibrant.” Quality requirements for steel drums will likely continue to become more sophisticated in the coming years as chemical products diversify, coupled with their shift to functional chemicals, medical and agricultural chemicals, and foods.

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This is despite the fact that the operating environment for JFE Container shows demand for drums for chemical and petroleum products, which are major applications, has been on a gradual decline in Japan due to consolidations of facilities in the chemical and petroleum industries and transfers of production facilities to overseas areas. Although the operating environment in China is challenging due to intensifying competition and stricter environmental regulations, JFE Container is aware that there is significant room for it to grow in such territory by, for example, introducing new products meeting market needs. There are high expectations that the high-pressure gas container business will be a growth field in the future due to expansion of home medical care as a result of an increasingly aging population and the trend toward decarbonization and realization of a hydrogen-centric society.

Under this operating environment, and in light of the above-mentioned business vision, JFE Container set a slogan of “Aiming to be carbon neutral, we will remain an industry leading company helping to attain a sustainable society” as what JFE Container aspires to be 10 years from now. In May 2021, JFE Container formulated the 7th Medium-Term Business Plan as the first step toward achieving this aim. The Medium-Term Business Plan stipulates the following business objectives (strategic objectives) for JFE Container: i) help attain a sustainable society; ii) secure profitability and sustainable growth in a fluctuating business environment; and iii) create an environment in which employees can work positively and keenly. Specifically, in the domestic steel drum business, JFE Container will conduct a capital expenditure for developing infrastructure, invest in IT on a large scale (DX promotion), and carry out large-scale renovation work for the KAWASAKI Works. Meanwhile, in the Chinese steel drum business, JFE Container will further improve profitability by restructuring through selection and concentration of operations in the East China region, and by increasing volumes and reducing costs. This year, for the Chinese drum business, JFE Container dissolved JFE Steel Drum (Shanghai) Co., Ltd. and transferred its production to JFE Steel Drum (Zhejiang) Co., Ltd. and JFE Steel Drum (Jiangsu) Co., Ltd. In the high pressure gas container business, JFE Container aims to achieve profitability on a profit-before-tax basis early by increasing sales of hydrogen containers for pressure accumulators for hydrogen stations and enlarging its business for micro-mobility applications such as hydrogen fuel cell drones, in addition to conventional small and composite oxygen containers for home medical use.

JFE Container has been regarded by JFE Steel as an important subsidiary responsible for the manufacture and marketing of steel drums, which is one of the major areas of demand for thin sheet steel. JFE Steel had been cooperating with JFE Container in the form of exchanging personnel and developing products jointly by, for example, sending officers as well as managers of administration units and technical units to JFE Container, which has been yielding certain results. Specifically, JFE Container has been developing products and technologies for steel drums and high-pressure gas containers while working closely with JFE Steel’s research centers and manufacturing units that were well-versed in steel product research and development. In technical services, JFE Container has been providing optimal solutions to customers through collaborating with JFE Techno-Research Corporation, which is a wholly-owned subsidiary of JFE Steel and is equipped with advanced specialty in manufacturing testing and analysis. However, the operating environment of JFE Container is a challenging one as quality requirements for steel drums become more diverse and sophisticated, while demand for steel drums for chemical and petroleum products, which are major applications, has been on a gradual decline in Japan.

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The operating environment in China is exacting due to intensifying competition and stricter environmental regulations. The JFE Group is aware that, in order to grow in a sustained manner and increase its corporate value, it is: i) necessary for it to work as a whole to devise and execute business strategies from a medium- to long-term perspective, such as enhancing competitiveness by differentiating itself through acceleration of research & development and promotion of DX as well as developing ultra-innovative technologies toward carbon neutrality; and ii) essential for the JFE Group to further bolster collaboration on a group-wide basis. In this period of significant operational environment change requiring both environmental and social sustainability and economic sustainability, the JFE Group believes that it is increasingly more likely to be required to inject cash and workforce into the business domains which are important for the JFE Group in a swift and concentrated manner. For example, conducting a capital expenditure for a large-scale renovation work at the KAWASAKI Works could potentially result in a temporary increase in depreciation and amortization expenses, but the JFE Group can aim to improve its medium- to long-term competitiveness by reducing costs, and it is aware it must make decisions from the perspective of seeking a sustained increase in corporate value. Based on this awareness, JFE Holdings and JFE Steel concluded that making JFE Container a wholly-owned subsidiary of JFE Steel will enable JFE Container to: i) run business operations from a medium- to long-term perspective even with regard to initiatives that would lead to upfront investments and temporary cost increases, which were not necessarily likely to maximize JFE Container’s short-term profits; and ii) quicken its decision making. Accordingly, in December 2021, JFE Steel asked JFE Container to consult on a proposal that it be made a wholly-owned subsidiary of the former.

Upon being requested so by JFE Steel, the parent company and controlling shareholder of JFE Container, JFE Container decided to start a specific consideration of the proposed Share Exchange. Prior to considering it specifically, in order to ensure the fairness, transparency and objectivity of the decision-making process of the JFE Container board of directors concerning the initial proposal from JFE Steel and to eliminate arbitrariness in decision-making, a special committee (hereinafter referred to as the “Special Committee” and the details are as described in the section titled “(5) Measures to avoid conflicts of interest” of the segment titled “3. Grounds for allotment in the Share Exchange” below) was established on January 19, 2022, consisting of independent members who have no interest in JFE Holdings and JFE Steel, both of which are controlling shareholders of JFE Container, and a system was put in place toward conducting a specific consideration, including the appointment of external experts.

As a result of careful consideration and deliberations between the two companies, they concluded that making JFE Container a wholly-owned subsidiary of JFE Steel through the Share Exchange would help improve their corporate value and, ultimately, the JFE Group’s corporate value for the following reasons: i) in the domestic steel drum business, JFE Container would likely improve profits and respond quickly to increasingly sophisticated quality requirements through optimizing its production system amid a gradual decline in demand; ii) in the overseas steel drum business, JFE Container would likely bolster the competitiveness of its China business and increase its value through promoting development of high-value-added products and improving its productivity; iii) JFE Container would likely advance into new regions overseas and develop new fields by utilizing the JFE Group’s business resources such as its network and human resources; iv) in the high-pressure gas container business, JFE Container would likely develop new fields and expand opportunities for business creation through further group collaboration toward realizing a decarbonized and hydrogen-rich society; v) delisting JFE Container would enable it to make flexible and prompt decisions from a medium- to long-term perspective without being restricted by short-term stock market evaluation, and vi) terminating the parent-subsidiary listing would lower expenses, improving management efficiency.

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Specifically, the Share Exchange is predicted to deliver mainly the following types of synergy between the two companies.

I.	Solidifying position in growing markets and stepping up efforts to attain a decarbonized and hydrogen-centric society
In the high-pressure gas container business, JFE Container is predicted to further expand sales of high-pressure gas containers through capturing new demand by utilizing the JFE Group’s resources such as its customer base, networks with society, marketing skills, and organizational ability JFE Container is also expected to develop new fields and expand opportunities for business creation, such as developing and deploying products and services for helping to build a hydrogen supply chain required for the early penetration of fuel cell vehicles, which will likely accelerate the JFE Group’s group-wide efforts to attain a decarbonized and hydrogen-centric society.
II.	Sustained growth for the domestic steel drum business
In the steel drum business in Japan, even though demand will likely to decline gradually over the medium to long term and quality requirements will probably become more sophisticated, JFE Container will likely to increase their profits through: (i) becoming more cost-competitive by revising and optimizing its production system, starting with renovating the greatly aged KAWASAKI Works, and by reducing fixed costs and lowering the break-even point; and (ii) maximizing the use of JFE Group resources, such as JFE Steel’s knowledge of steel products and JFE Techno-Research Corporation’s advanced inspection and analysis functions and strengthening our ability to meet customer needs.
III.	Acceleration of overseas strategy
In the steel drum business in China, continuing to develop high value-added products meeting customer needs by utilizing the advanced quality control and product technologies of the JFE Group will enable JFE Container to grow in China, where demand is expected to expand in the medium to long term. In an environment where JFE Container is required to respond to intensifying competition and stricter environmental regulations, JFE Container will make decisions on the direction of its business flexibly and promptly and will likely strengthen its competitiveness in the market and improve its business value by further revising and streamlining its production system and improving productivity. Utilizing the JFE Group’s business resources such as its networks and human resources and collaborating between the two companies is predicted to enable JFE Container to pursue operations in overseas regions new to it.
IV.	Enhance expertise sharing and human resource development through further promotion of human resource exchange
JFE Container will likely differentiate itself from rivals and improve its competitive advantage by working to: i) stimulate vitalization of human resource exchanges, mainly with personnel exceling in overseas operations and project management in the JFE Group, as well as personnel of technical development units; ii) promote business innovation through using the expertise of the JFE Group’s diverse, specialized and highly-skilled professionals; and iii) improve productivity and further enhance the quality of human resources.

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V.	Streamlining cash management
By promoting effective use of surplus cash throughout the JFE Group in conjunction with its cash management system, JFE Container will likely obtain efficient funding in a business environment undergoing rapid and great changes, which will likely help it to grow in a sustained manner.
VI.	Lowering listing maintenance cost
In recent years, there has been an accelerating trend toward eliminating structural conflicts of interest in relation to the governance of listed subsidiaries, as evidenced by a revision to the Corporate Governance Code. At a time when listed companies must develop systems and bear a rising cost burden, the Share Exchange will likely lower the operational burden and costs associated with maintaining listing and help in using business resources effectively.
VII.	Promoting business operation and decision-making from a medium- to long-term perspective
As an era of major change is coming to various industries, including the steel industry, the JFE Group is aware that, in order to grow in a sustained manner, there is an increasingly likelihood for the need to inject cash and personnel in a swift and concentrated manner to domains which are promising for the future. The JFE Group as a whole will manage to run operations from a medium- to long-term perspective and quicken its decision-making for upfront investments that are not necessarily likely to maximally deliver profits in the short-term or for initiatives that increase costs temporarily.

JFE Steel and JFE Container concluded that the best possible action would be to use what was commonly referred to as the triangular share exchange method, as the method for conversion into a wholly-owned subsidiary, and allot to JFE Container’s shareholders JFE Holdings Stock as consideration for the Share Exchange in order to attain the purpose in consideration of the fact that:
(i) if shares of common stock of JFE Steel, an unlisted company, had been used as consideration, JFE Container’s minority shareholders would acquire lowly-liquid shares; (ii) allocating JFE Holdings Stock to JFE Container shareholders as consideration for the Share Exchange would enable JFE Holdings to provide JFE Container shareholders, through holding such shares, with synergies likely to come from implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and (iii) as far as the JFE Group was concerned, JFE Holdings was required to remain the wholly-owning company of JFE Steel.

As described above, JFE Steel and JFE Container came to realize that the act of JFE Steel making JFE Container a wholly-owned subsidiary through the Share Exchange would not only contribute to increasing the corporate value of both companies and the corporate value of the JFE Group as a whole, but would also benefit shareholders through the granting of JFE Holdings Stock, which would be the consideration for the Share Exchange.

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Hence, JFE Steel and JFE Container reached an agreement on the various terms and conditions such as the allotment ratio for the Share Exchange, after deliberation and consultation. JFE Holdings, JFE Steel, and JFE Container, at their respective board of directors’ meetings held today, resolved to conduct the Share Exchange, and the Share Exchange Agreement was entered into by and between JFE Steel and JFE Container.

In addition, upon reevaluation of the market segment at the Tokyo Stock Exchanges, on November 25, 2021, JFE Container submitted an application selecting the Standard Market following the New Market Segments enforced on April 2022, and disclosed the “Plan for Conformance with the Continued Listing Requirements for the New Market Segments” (the “Plan”). Since no offer of the Share Exchange from JFE Steel to JFE Container existed as of the date of submission of the Plan and JFE Container did not expect the Share Exchange as of such timing, JFE Container decided to disclose the Plan. In the board of directors’ meeting held today, concurrently with the decision of the Share Exchange, JFE Container decided to withdraw the Plan as JFE Container Stock is expected to be delisted due to the Share Exchange.

2.	Outline of the Share Exchange
(1)	Schedule for the Share Exchange
Record date for ordinary general meeting of shareholders (JFE Container)	March 31, 2022
Date of board of directors’ resolution for the execution of the Share Exchange Agreement (JFE Holdings, JFE Steel and JFE Container)	May 6, 2022
Date of execution of Share Exchange Agreement (JFE Steel and JFE Container)	May 6, 2022
Date for holding an ordinary general meeting of shareholders (JFE Container)	June 24, 2022 (scheduled)
Final date of trading (JFE Container)	July 27, 2022 (scheduled)
Date of delisting (JFE Container)	July 28, 2022 (scheduled)
Effective date for the Share Exchange	August 1, 2022 (scheduled)

Note 1:   JFE Steel plans to conduct the Share Exchange without obtaining approval by resolution of a general meeting of shareholders by taking a simplified share exchange procedure under the provision of Article 796, Paragraph 2 of the Companies Act.

Note 2:   The above-mentioned schedule is subject to change by agreement between JFE Steel and JFE Container if required in accordance with the progress of the procedure for the Share Exchange.

(2)	Method for the Share Exchange

The Share Exchange will make JFE Steel the wholly-owning parent company in the Share Exchange and JFE Container the wholly-owned subsidiary in the Share Exchange. The Share Exchange will be conducted on August 1, 2022 as the effective date, with JFE Steel not obtaining approval from a general meeting of shareholders by taking a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act, and after JFE Container obtains approval from an ordinary general meeting of shareholders to be held on June 24, 2022 for the Share Exchange.

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The JFE Group will use what is commonly referred to as the triangular share exchange method for the Share Exchange, and allot to JFE Container shareholders JFE Holdings Stock, instead of JFE Steel Stock, as consideration for the Share Exchange in order to attain the purpose in consideration of the fact that:
(i) if shares of common stock of JFE Steel, an unlisted company, were used as consideration, JFE Container’s minority shareholders would acquire lowly-liquid shares; (ii) allocating JFE Holdings Stock to JFE Container shareholders as consideration for the Share Exchange will enable JFE Holdings to provide JFE Container shareholders, through holding such shares, with synergies likely to come from the implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and (iii) as far as the JFE Group is concerned, JFE Holdings is required to remain the wholly-owning company of JFE Steel.

In determining the consideration for the Share Exchange, sufficient care was taken for the shareholders of JFE Container, such as taking measures to ensure fairness and avoid conflicts of interest, and taking measures to protect minority shareholders in conducting transactions with controlling shareholders, as described in the sections below titled “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” in the segment titled “3. Grounds for allotment in the Share Exchange” and the section titled “9. Matters on transaction with controlling shareholder”.

(3)	Description of allotment in the Share Exchange
	JFE Holdings (Wholly-owning parent company of JFE Steel, which is the wholly-owning parent company in the Share Exchange)	JFE Container (Wholly-owned subsidiary in the Share Exchange)
Allotment ratio for the Share Exchange	1	3.90
Number of shares to be granted through the Share Exchange	JFE Holdings Stocks 5,127,997 shares (scheduled)

Note 1: Allotment ratio for shares

3.90 shares of JFE Holdings will be allocated and granted for one JFE Container Stock. However, JFE Container Stocks held by JFE Steel as of the Base Time (defined below) will not be allotted through the Share Exchange. The above-mentioned share exchange ratio is subject to change upon consultation between the two companies in the event of a material change in the conditions on which the calculation is based.

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Note 2: Number of shares of JFE Holdings to be granted through the Share exchange

Upon the Share Exchange, JFE Steel will allocate and grant the number of JFE Holdings Stocks calculated based on the allocation ratio in the table above to the shareholders of JFE Container (excluding JFE Steel’s JFE Container Stocks) at the time immediately prior to the time when JFE Steel acquires all of the JFE Container Stock (excluding JFE Steel) through the Share Exchange (hereinafter referred to as the “Base Time”), in lieu of JFE Container Stock held by such shareholders.

By resolution of the board of directors by the day before the effective date of the Share Exchange, JFE Container plans to cancel all of its treasury shares (4,429 shares as of March 31, 2022) held by JFE Container and all of its treasury shares (including treasury stock acquired in response to a request for purchase by a dissenting shareholder pursuant to Article 785, Paragraph 1 of the Companies Act that is exercised in connection with the Share Exchange) to be held by JFE Container at the time immediately before the Base Time. The method of acquisition of JFE Holdings Stock to be granted by JFE Steel as consideration for the Share Exchange will be announced separately upon determination.

The number of JFE Holdings Stock to be allotted and granted through the Share Exchange is subject to change in the future due to the acquisition or retirement of treasury stock by JFE Container.

Note 3: Outline of the issuing company for shares to be used as consideration in the Share Exchange

See the section below titled “5. Outline of the issuing company for shares to be used as consideration in the Share Exchange.”

Note 4: Information on the valuation method for shares to be used as consideration in the Share Exchange

(1) Market on which shares (as the consideration) will be traded	Tokyo Stock Exchange Prime Market
(2) Entity acting as an intermediary for transactions	JFE Holdings Stock will be able to be traded via ordinary securities companies.
(3) Details of any restriction on transfer or other disposal of the consideration	Not applicable.
(4) Name and address of an entity giving permission and other matters concerning the procedure for obtaining the permission if the consideration requires third-party permission for a transfer or exercise of rights	Not applicable.
(5) Information on any market price available for consideration

The closing price of JFE Holdings Stock on the Tokyo Stock Exchange Prime Market on the trading day immediately preceding the date of the announcement of the Share Exchange (May 6, 2022) was 1,594 yen.

The latest market price of JFE Holdings stock on the Tokyo Stock Exchange Prime Market is available on the Japan Exchange Group website (https://www.jpx.co.jp/).

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(6) Information on the method for acquisition of treasury stock, refund of equity interest, or other procedures equivalent thereto if consideration is able to be thusly refunded	Not applicable.

Note 5: Treatment of Shares Less than a Board Lot

As a result of the Share Exchange, there will likely be new shareholders holding shares less than a board lot (less than 100 shares) of JFE Holdings. In particular, JFE Container shareholders who hold less than 26 JFE Container Stocks will likely hold only JFE Holdings Stock less than a board lot, and will be entitled to receive dividends of JFE Holdings whose record date is on or after the effective date of the Share Exchange in accordance with the number of shares held. However, such shares less than a board lot cannot be sold on a financial instruments exchange market. Shareholders holding JFE Holdings Stock of less than a board lot may use: (i) the repurchase system for JFE Holdings Stock less than a board lot (a program in which shareholders holding shares less than a board lot are allowed to demand that JFE Holdings repurchase such shares under Article 192, Paragraph 1 of the Companies Act,); or (ii) the additional purchase system for shares less than a board lot (a program in which shareholders holding shares less than a board lot are allowed to demand that JFE Holdings sell shares of its common stock in a number that, if combined with the shares less than a board lot, will reach a board lot (100 shares) under Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of JFE Holdings, thereby additionally buying the shares).

Note 6: Treatment of Fractional Shares

Shareholders of JFE Container who are to receive the allotment of fractions of less than one share of JFE Holdings Stock to be granted through the Share Exchange will receive cash equivalent to the amount obtained by multiplying the market value per share of JFE Holdings Stock by such fractions (however, fractions of less than one yen shall be rounded up) in lieu of the grant of JFE Holdings Stock equivalent to such fractions. Fair value per JFE Holdings Stock refers to the closing price of JFE Holdings Stock in ordinary trading on the Tokyo Stock Exchange on July 29, 2022 (if no closing price on the immediately preceding trading day is available, apply the closing price on the most recent trading day on which the closing price was available (limited to a day prior to the effective date)).

(4)       Treatment of subscription rights to shares and bonds with subscription rights to shares in connection with the Share Exchange

This is not applicable as JFE Container has not issued subscription rights to shares and bonds with subscription rights to shares.

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3.	Grounds for allotment in the Share Exchange
(1)	Grounds and reason for allotment in the Share Exchange

The JFE Group decided to use what is commonly referred to as the triangular share exchange method for the Share Exchange, and allot JFE Holdings Stock to JFE Container shareholders, instead of JFE Steel Stock, as consideration for the Share Exchange in order to attain the purpose in consideration of the fact that: i) if shares of common stock of JFE Steel, an unlisted company, had been used as consideration, JFE Container’s minority shareholders would acquire lowly-liquid shares; ii) allocating JFE Holdings Stock to JFE Container shareholders as consideration for the Share Exchange would enable JFE Holdings to provide JFE Container shareholders, through holding such shares, with synergies likely to come from the implementation of various measures after the Share Exchange, as well as opportunities to benefit from business development and earnings growth of the JFE Group, helped by these synergies, and a resultant increase in the share price of, and dividend on, JFE Holdings Stock; and iii) as far as the JFE Group is concerned, JFE Holdings is required to remain the wholly-owning company of JFE Steel.

In order to ensure the fairness and appropriateness of the calculation of the allotment ratio set forth in the section titled “(3) Description of allotment in the Share Exchange” in the segment titled “2. Outline of the Share Exchange” above (the “Share Exchange Ratio”), to be used for the Share Exchange, JFE Steel and JFE Container decided to separately request third-party calculation agencies independent from both companies to calculate the share exchange ratio. JFE Steel appointed Mizuho Securities Co., Ltd. (“Mizuho Securities”) and JFE Container appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”) as their respective financial advisors and third-party calculation agencies.

JFE Steel concluded that it was reasonable to conduct the Share Exchange using the Share Exchange Ratio because, as described in the section below titled “(4) Measures to ensure fairness” below, it reached a conclusion that the Share Exchange Ratio was appropriate and not detrimental to the shareholders of JFE Holdings as a result of careful negotiations and consultations in consideration of a calculation report on share value received on May 2, 2022 from Mizuho Securities, a third-party calculation agency, advice from TMI Associates, a legal advisor, and due diligence conducted on JFE Container.

Meanwhile, JFE Container concluded that it was reasonable to conduct the Share Exchange based on the Share Exchange Ratio because, as described in the section below titled “(4) Measures to ensure fairness” and the section titled “(5) Measures to avoid conflicts of interest”, it reached a conclusion that the Share Exchange Ratio was appropriate and not detrimental to its minority shareholders as a result of negotiating with JFE Steel multiple times on the terms and conditions of the Share Exchange, including the Share Exchange Ratio, and as a result of careful negotiations and consultations on conducting the Share Exchange using the Share Exchange Ratio in consideration of: i) a stock value calculation report received on May 2, 2022 from SMBC Nikko Securities Inc., a third-party calculation agency; ii) advice from its legal advisor, Anderson Mōri & Tomotsune; iii) due diligence conducted on JFE Holdings; and iv) instructions and advice from a special committee composed of independent members having no interest in JFE Steel and JFE Holdings.

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As described above, JFE Steel and JFE Container concluded that the Share Exchange Ratio was reasonable for the shareholders of JFE Holdings and JFE Container and not detrimental to the interests of their respective shareholders. Therefore, both companies decided to conduct the Share Exchange using the Share Exchange Ratio and decided today to execute the Share Exchange Agreement between JFE Steel and JFE Container by resolution of their respective board of directors meetings.

Pursuant to the Share Exchange Agreement, the Share Exchange Ratio is subject to change upon consultation and agreement between the two companies in the event of a material change to the terms and conditions on which the calculation is based.

(2)	Information on calculation
i)	Name of calculation agency and relationship with listed company and the other company

Mizuho Securities, a third-party calculation agency of JFE Steel, SMBC Nikko Securities, a third-party calculation agency of JFE Container, and Trustees Advisory Co., Ltd. (“Trustees Advisory”), a third-party calculation agency appointed independently by the Special Committee, are all calculation agencies independent from JFE Holdings, JFE Steel, and JFE Container, and have no interest in JFE Steel or JFE Container.

Mizuho Bank, Ltd. (“Mizuho Bank”), a group company for Mizuho Securities, does not have such material interest in JFE Holdings, JFE Steel, and/or JFE Container as would involve a conflict of interest with any of them in relation to the Share Exchange, although it is a shareholder of JFE Holdings and has loan transactions with JFE Holdings, JFE Steel, and JFE Container as part of its ordinary banking business.

Mizuho Securities says that, pursuant to Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act Number 25 of 1948; including subsequent revisions; hereinafter the same) and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, Mizuho Securities has built and operates an appropriate conflicts of interest management system such as for information insulation between Mizuho Securities and Mizuho Bank, and calculates stock value as a third-party calculation agency of JFE Steel as an entity independent from Mizuho Bank’s position as a shareholder and lender.

JFE Steel selected Mizuho Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, JFE Container, and the Share Exchange considering that: i) an appropriate measure for detriment prevention had been put in place between Mizuho Securities and Mizuho Bank; ii) Mizuho Securities was kept independent as a third-party calculation agency as it entered into transactions with JFE Steel under transaction terms and conditions identical to those for ordinary business partners; and iii) Mizuho Securities had acted as a third-party calculation agency for past projects of similar kinds. The remuneration to be paid to Mizuho Securities for the Share Exchange includes a contingency fee to be paid contingent upon the completion of the Share Exchange.

Sumitomo Mitsui Banking Corporation (“SMBC”), a member of Sumitomo Mitsui Financial Group, Inc. does not have such material interest in JFE Holdings, JFE Steel, and/or JFE Container as would involve a conflict of interest with any of them in relation to the Share Exchange, although it has loan and other transactions with JFE Holdings, JFE Steel, and JFE Container as part of its ordinary banking business.

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It was thought to be appropriate, from a fairness perspective, to request SMBC Nikko Securities to calculate the stock value for JFE Holdings, JFE Steel, and JFE Container considering that: i) SMBC Nikko Securities said it had internally put in place an appropriate detriment prevention measure such as information insulation between a unit engaged in financial advisory service, a unit engaged in stock value calculation for JFE Holdings, JFE Steel, and JFE Container and other units of SMBC Nikko Securities; ii) an appropriate system to manage conflicts of interest such as information insulation had been put in place between SMBC Nikko Securities and SMBC; iii) SMBC Nikko Securities was kept independent as a third-party calculation agency as it entered into transactions with JFE Container under transaction terms and conditions identical to those for ordinary business partners; and iv) SMBC Nikko Securities had acted as a third-party calculation agency for past projects of similar kinds. The remuneration to be paid to SMBC Nikko Securities for the Share Exchange includes a contingency fee to be paid contingent upon the completion of the Share Exchange. JFE Container selected SMBC Nikko Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, and JFE Container considering general practices in similar transactions and ensuring a remuneration system that would not impose a substantial financial burden on JFE Container in the event of the Share Exchange being unsuccessful.

Trustees Advisory, a third-party calculation agency independently appointed by the Special Committee, has no such material interest in JFE Holdings, JFE Steel, or JFE Container as would involve a conflict of interests with any of them in connection with the Share Exchange. The remuneration of Trustees Advisory for the Share Exchange will be paid in a fixed amount regardless of the completion of the Share Exchange, and does not include a contingency fee to be paid contingent upon the completion of the Share Exchange.

ii)	Outline of calculation

(ⅰ) Calculations by Mizuho Securities

Mizuho Securities made calculations for JFE Holdings by using the market stock price standard method as it had a market price due to being listed on a financial instruments exchange (with May 2, 2022 as the calculated record date, Mizuho Securities used: i) the closing price at the Tokyo Stock Exchange on the calculation record date; ii) the simple average closing price for the latest one month from April 4, 2022 until the calculation record date; iii) the simple average closing price for the latest three months from February 3, 2022 until the calculation record date; and iv) the simple average closing price for the latest six months from November 4, 2021 until the calculation record date).

Mizuho Securities made calculations for JFE Container by using the market stock price standard method as it had a market price due to being listed on a financial instruments exchange (with May 2, 2022 as the calculated record date, Mizuho Securities used: i) the closing price at the Tokyo Stock Exchange on the calculation record date; ii) the simple average closing price for the latest one month from April 4, 2022 until the calculation record date; iii) the simple average closing price for the latest three months from February 3, 2022 until the calculation record date; and iv) the simple average closing price for the latest six months from November 4, 2021 until the calculation record date). Mizuho Securities also made calculations for JFE Container by using the peer comparison method as it was possible to presume its stock value by a peer comparison due to the existence of multiple companies that engaged in businesses similar to that of JFE Container, coupled with the discounted cash flow method (the “DCF Method”) in order to reflect its future business activities in the valuation. In the DCF Method, share value was calculated by discounting future cash flows in financial forecasts informed by JFE Container for the period from the fiscal year ended March 31, 2022 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate.

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Shown below is a valuation range for JFE Container Stock when the per-share value for JFE Holdings is deemed to be 1

Methods used		Calculation result for share exchange ratio
JFE Holdings	JFE Container
Market stock price standard method	Market stock price standard method	2.60 ～ 3.00
	Peer comparison method	2.63 ～ 5.49
	DCF Method	3.59 ～ 6.08

Mizuho Securities premises that publicly available information and all information provided to Mizuho Securities are accurate and complete when calculating a share exchange ratio, and does not independently verify the accuracy or completeness of such information. Mizuho Securities premised information, judgment, and forecasts provided or disclosed by both companies on assets and liabilities (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their subsidiaries and affiliates, including analysis and valuation of individual assets and liabilities, and neither independently evaluated, appraised or assessed them, nor requested a third party organization to appraise or assess them. The financial forecasts (including profit plans and other information) for both companies are predicated on the fact they were reasonably considered and prepared in accordance with best possible forecasts and judgments currently available to the management of both companies.

The financial forecast for JFE Container, used as a premise for calculation using the DCF Method, involves fiscal years for which a significant increase or decrease in earnings is predicted to be recorded. Specifically, for the fiscal year ending March 31, 2023, JFE Container expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of JFE Container, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, JFE Container expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, JFE Container expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, JFE Container expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange.

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(ii)       Calculations by SMBC Nikko Securities

SMBC Nikko Securities used the market stock price method to calculate JFE Holdings Stock value as a market price was available for JFE Holdings since it is a listed company listed on a financial instruments exchange.

In the market stock price method, SMBC Nikko Securities made calculations for JFE Holdings with the calculation record date as May 2, 2022, and used the simple average closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

Since JFE Container is listed on a financial instruments exchange and a market price is available, SMBC Nikko Securities made calculation by using the market stock price method as well as the DCF Method in order to reflect its future business activities in the valuation.

In the market stock price method, SMBC Nikko Securities made calculations for JFE Container with the calculation record date as May 2, 2022, and used the simple average of closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

In the DCF Method, business value and share value were valued by discounting future cash flows in financial forecasts made by JFE Container for the period from the fiscal year ended March 31, 2023 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate. The perpetual growth method and the multiple method were used to calculate the terminal value under the DCF Method. Specifically, discounts ranging from 6.26% to 7.65% and perpetual growth rates from -0.25% to 0.25% were used in the calculation. The profit plan on which the calculation is premised includes fiscal years likely to post a significant increase or decrease in profit. Specifically, for the fiscal year ending March 31, 2023, JFE Container expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of JFE Container, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, JFE Container expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, JFE Container expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, JFE Container expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange. Shown below is a calculation result for a share exchange ratio for JFE Holdings Stock when the per-share value is deemed to be 1 by the above-mentioned valuation method.

Methods used		Calculation result for share exchange ratio
JFE Holdings	JFE Container
Market stock price method	Market stock price method	2.60 ～ 2.82
	DCF Method	3.05 ～ 7.19

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In preparing a stock value calculation report, SMBC Nikko Securities premised that documents and data used as the basis were all accurate and complete, and SMBC Nikko Securities did not independently verified their accuracy and completeness, nor was required or obligated to do so. SMBC Nikko Securities also premised that JFE Holdings, JFE Steel, and JFE Container were not aware of any fact or event that rendered the provided data inaccurate or misleading. SMBC Nikko Securities neither independently valued, appraised or assessed the assets and liabilities of JFE Holdings, JFE Steel, JFE Container, and their subsidiaries and affiliates, nor requested a third-party organization to value, appraise or assess their assets and liabilities. If any problem is discovered with the accuracy and completeness of the materials and information, the calculation result could potentially differ significantly. SMBC Nikko Securities premised that JFE Holdings, JFE Steel, JFE Container, and their subsidiaries and affiliates were free of any undisclosed lawsuits, disputes, environmental, tax or other claims or liabilities, contingent liabilities, off-balance-sheet liabilities, or other facts that could potentially have a material impact on a stock value calculation report. SMBC Nikko Securities premised that the business plans of JFE Containers used for the stock value calculation report had been prepared by JFE Container in accordance with reasonable and appropriate procedures based on the best possible estimates and judgments made on the calculation record date. If SMBC Nikko Securities conducts an analysis for a stock value calculation report by using provided assumptions in accordance with the materials and information provided, it was premised that the materials, information and assumptions provided were accurate and reasonable. SMBC Nikko Securities neither independently verified the accuracy, reasonableness, and feasibility of these premises, nor assumed any obligation or liability therefor.

The calculation result by SMBC Nikko Securities was submitted by it to JFE Container at its request for the sole purpose of serving as a reference for its board of directors to consider the Share Exchange Ratio, and the result is not intended for SMBC Nikko Securities to express any opinion on the fairness of the Share Exchange Ratio.

(iii)       Calculations by Trustees Advisory

Trustees Advisory used the market stock price method to calculate JFE Holdings Stock value as a market price was available for JFE Holdings due to being listed on a financial instruments exchange. Trustees Advisory used the market stock price method for the calculation for JFE Container as a market price was available due to being listed on a financial instrument exchange, as well as the DCF Method in order to reflect its future business activities in the valuation. Shown below is a calculation range for JFE Container Stock when the per-share value for JFE Holdings is deemed to be 1 in the valuation methods.

Methods used		Calculation range for share exchange ratio
JFE Holdings	JFE Container
Market stock price method	Market stock price method	2.60 ～ 3.01
	DCF Method	2.98 ～ 4.53

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In the market stock price method, Trustees Advisory made calculations with the calculation record date as May 2, 2022, and used the closing prices on the calculation record date and the simple average closing prices on the Tokyo Stock Exchange on the trading days during the one-month, three-month and six-month periods prior to the calculation record date.

In the DCF Method, share value was calculated by discounting future cash flows in financial forecasts informed by JFE Container for the period from the fiscal year ended March 31, 2023 to the fiscal year ending March 31, 2029 to the present value at a certain discount rate. Trustees Advisory used the perpetual growth rate method and the exit multiple method for calculating terminal value. Specifically, discounts ranging from 8.81% to 11.81% and perpetual growth rates 0% were used in the calculation.

Trustees Advisory premised that publicly available information and all information provided to Trustees Advisory are accurate and complete when calculating a share exchange ratio, and does not independently verify the accuracy or completeness of such information. Trustees Advisory neither independently valued, apprised or assessed assets and liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of both companies and their subsidiaries and affiliates, nor analyzed or valued individual assets and liabilities, nor requested a third party organization to appraise or assess them. Trustees Advisory premised that financial forecasts and other forward-looking information of JFE Container had been reasonably prepared based on the best possible estimates and judgments currently available to JFE Container management. Calculation by Trustees Advisory reflected information as well as data on economic conditions that had been obtained up to and including May 2, 2022. The calculation result by Trustees Advisory was solely intended to serve as a reference for the JFE Container board of directors and the Special Committee to consider the Share Exchange Ratio. The financial forecast for JFE Container, used as a premise by Trustees Advisory for calculation using the DCF Method, involves fiscal years for which a significant increase or decrease in earnings is predicted to be recorded. Specifically, for the fiscal year ending March 31, 2023, JFE Container expects to post a substantial one-time increase in profit year on year as the Shanghai Municipal Government of China will acquire the assets held by JFE Steel Drum (Shanghai) Co., Ltd., a consolidated subsidiary of JFE Container, and expects that net income increase by much more than 30% compared to previous year. Accordingly, in the fiscal year ending March 2024, JFE Container expects that net income decreases by much more than 30% compared to previous year-to post a substantial decrease in profit in the absence of such profit. For the fiscal year ending March 31, 2026, JFE Container expects that operating profit decrease by more than 30% and net income decrease by much more than 30% compared to previous year-to post a significant decrease in profit year on year, mainly due to an increase in depreciation and amortization expenses resulting from large-scale capital expenditures and extraordinary losses stemming from reorganization and consolidation of existing facilities. For the fiscal year ending March 2027, JFE Container expects that net income increase by much more than 30% compared to previous year-to record a significant increase in profit due to a reduction in the burden of extraordinary losses. This financial forecast is not premised on the implementation of the Share Exchange.

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(3)	Prospect of delisting and its reason

As a result of the Share Exchange, JFE Steel will become the wholly-owning parent company of JFE Container on August 1, 2022 (scheduled), the effective date of the Share Exchange, and the stock of JFE Container, which will become a wholly-owned subsidiary of JFE Steel, will be delisted on July 28, 2022 (the last trading day will be July 27, 2022) in accordance with the delisting standards of the Tokyo Stock Exchange Standard Market.

After the delisting, JFE Container Stock will become unable to be traded on the Standard Market of the Tokyo Stock Exchange. However, JFE Holdings Stock that will be allotted to JFE Container shareholders through the Share Exchange are listed on the Prime Market of the Tokyo Stock Exchange and can be traded on a financial instruments exchange even after the effective date of the Share Exchange. Therefore, JFE Container shareholders who hold at least 26 shares of JFE Container Stocks as of the Base Time and who will receive an allotment of at least 100 shares of JFE Holdings Stock, a board lot for JFE Holdings Stock, through the Share Exchange could potentially receive an allotment of shares less than a board lot in a number commensurate with the number of shares held, but JFE Steel and JFE Container believes that it will be able to continue to provide liquidity for shares of a board lot or more.

On the other hand, JFE Container shareholders who hold less than 26 shares of JFE Container Stocks as of the Base Time will be allotted JFE Holdings Stock totaling less than 100 shares, a board lot for the stock. Holders of such shares less than a board lot will be entitled to receive dividends of JFE Holdings with a record date on or after the effective date of the Share Exchange, in accordance with the number of such shares, but will be unable to sell them on a financial instruments exchange. Shareholders who are to hold shares less than a board lot may request JFE Holdings to purchase such shares. They will be allowed to request JFE Holdings to sell them shares in a number that, if combined with shares less than a board lot held by them, will bring the total number to a board lot, thus making an additional purchase. For details of such treatment, see the section titled “Note 5: Treatment of Shares Less than a Board Lot” in the segment titled “(3) Description of allotment in Share Exchange” under “2. Outline of the Share Exchange” above. For details on the treatment of fractional shares arising from the Share Exchange, see the section titled “Note 6: Treatment of Fractional Shares” in the segment titled “(3) Description of allotment in the Share Exchange” under “2. Outline of the Share Exchange” above.

Shareholders of JFE Container may still continue to trade their JFE Container Stock on the Standard Market of the Tokyo Stock Exchange until July 27, 2022 (scheduled), the final trading day, and may exercise their lawful rights under the Companies Act and other relevant laws and regulations until the Base Time.

(4)	Measures to ensure fairness

JFE Steel and JFE Container took measures to ensure the fairness of the Share Exchange as follows as they thought it necessary to ensure fairness for the Share Exchange considering that: i) JFE Container was a consolidated subsidiary of JFE Steel since it already held 1,548,200 shares of JFE Container Stock (54.1% of 2,863,071 shares after subtraction of the treasury stock held by JFE Container from its total number of shares outstanding as of March 31, 2022 any number at the third decimal place was rounded off to the nearest decimal place; this applies hereinafter to the holding ratio calculation); and ii) Hidenari Suzuki, Audit & Supervisory Board Member, JFE Container Co., Ltd. concurrently served as an employee of JFE Steel.

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(i)       Acquisition of calculation report from third-party independent calculation agency

JFE Steel appointed Mizuho Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel and JFE Container, and received a calculation report on the value of its stock on May 2, 2022. For an outline of the calculation report, see the section titled “(i) Calculations by Mizuho Securities” in the segment titled “(ii) Outline of Calculation” under “(2) Information on calculation” above.

On the other hand, JFE Container appointed SMBC Nikko Securities as a third-party calculation agency independent from JFE Holdings, JFE Steel, and JFE Container, and received a calculation report on the value of its stock on May 2, 2022. For an outline of the calculation report, see the section titled “(ii) Calculations by SMBC Nikko Securities” in the segment titled “(ii) Outline of Calculation” under “(2) Information on calculation” above.

In addition, the Special Committee separately appointed Trustees Advisory as an independent third-party calculation agency independent from JFE Holdings, JFE Steel, and JFE Container, and submitted a stock value calculation report on May 2, 2022. For an outline of the calculation reports, see the section titled “(iii) Calculations by Trustees Advisory” in the segment titled “(ii) Outline of Calculation” under “(2) Information on calculation” above.

JFE Steel, JFE Container and the Special Committee have not acquired any written opinion (fairness opinion) from any third-party calculation agency claiming the consideration for the Share Exchange to be reasonable or fair from a financial perspective.

(ii)       Advice from independent law office

JFE Steel appointed TMI Associates as a legal advisor for the Share Exchange and JFE Container appointed Anderson Mōri & Tomotsune as a legal advisor for the Share Exchange, and obtained advice from a legal perspective on various procedures for the Share Exchange and on methods and processes of decision-making. TMI Associates and Anderson Mōri & Tomotsune are independent from JFE Holdings, JFE Steel, and JFE Containers, and do not have any material interest in these companies.

(iii)       Acquisition by the Special Committee of a calculation report from third-party independent calculation agency

In considering the Consultative Matters (defined below), the Special Committee appointed Trustees Advisory, which was independent from JFE Holdings, JFE Steel and JFE Container, as a financial advisor and third-party calculation agency for the Special Committee, and received a stock value calculation report on May 2, 2022. For an outline of the calculation reports, see the section titled “(iii) Calculations by Trustees Advisory” in the segment titled “(ii) Outline of Calculation” under “(2) Information on calculation” above.

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(5)	Measures to avoid conflicts of interest

JFE Container took the measures described below in order to avoid any potential conflict of interest considering that: i) JFE Container was a consolidated subsidiary of JFE Steel since it already held 1,548,200 shares of JFE Container Stock (54.1% of 2,863,071 shares after subtraction of the treasury stock held by JFE Container from its total number of shares outstanding as of March 31, 2022; this applies hereinafter to the holding ratio calculation); and ii) Hidenari Suzuki, Audit & Supervisory Board Member, JFE Container Co., Ltd. concurrently served as an employee of JFE Steel.

i)	Acquisition by JFE Container of a report from the Special Committee having no interest in JFE Holdings and JFE Steel

On January 19, 2022, JFE Container established the Special Committee composed of professionals who were independent from JFE Holdings, JFE Steel, and JFE Container and were composed of four professionals: i) Masatatsu Ozeki, Outside Director, JFE Container Co., Ltd. (Outside Director, GMO Aozora Net Bank, Ltd.); ii) Mantaro Fujimoto (Chairman, New Japan Chemical Co., Ltd.); iii) Gyotoku Ogami, Outside Audit & Supervisory Board Member, JFE Container Co., Ltd. (Certified Public Accountant and Certified Public Tax Accountant, Representative Partner, ReEx Audit Firm and Director, ReEx Consulting Co., Ltd.); and iv) Hidetaka Nishina (Partner, Nakamura, Tsunoda & Matsumoto), an external expert independent from JFE Holdings, JFE Steel, and JFE Container. This was intended to: i) exercise caution in its decision-making on the Share Exchange; ii) eliminate any potential arbitrariness and conflict of interests in the decision-making process by the board of directors; iii) ensure fairness for the process; and iv) verify at a meeting of the Special Committee that the decision to conduct the Share Exchange was not detrimental to the minority shareholders of JFE Container. JFE Container selected these four professionals as members of the Special Committee from the beginning, and kept them unchanged. The Special Committee selected Hidetaka Nishina as Chairman through mutual voting by the members. The committee members are supposed to be paid remuneration for their service in a time-based amount or a fixed amount regardless of their recommendation.

In pondering the Share Exchange, JFE Container then moved to ask the Special Committee: (i) whether the purpose of the transaction intended for JFE Steel to make JFE Container a wholly-owned subsidiary of it through the Share Exchange and other methods under consideration by JFE Steel and JFE Container where the “Transaction” was found to be reasonable (as well as whether the transaction would contribute to improving the corporate value of the JFE Container), includes whether the Transaction will contribute to enhancing the corporate value of the JFE Container; (ii) whether the terms and conditions of the transaction (including the share exchange ratio in the Share Exchange) were fair; (iii) whether due consideration was given to the interests of minority shareholders of JFE Container through fair procedures in the transaction; and (iv) whether it found the transaction to be detrimental to minority shareholders of JFE Container in consideration of items (i) through (iii) (items (i) though (iv) are collectively referred to as the “Consultative Matters”).

The board of directors of JFE Container resolved not to make a decision to conduct the Share Exchange if the Special Committee finds the terms and conditions of the transaction to not be reasonable as the board respects the opinion of the Special Committee to the extent possible when making a decision on the Share Exchange.

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The board of directors of JFE Container decided to authorize the Special Committee to: (a) appoint advisors, such as its own financial advisors and legal advisors, if the Special Committee deems it necessary in considering the Consultative Matters (reasonable costs are then to be borne by JFE Container), or approve advisors of JFE Container (including subsequent approval); and (b) receive information necessary for the consideration and judgment for the transaction from officers and employees of JFE Container or other persons the Special Committee deems necessary. Based on the above authority, the Special Committee appointed Trustees Advisory as its independent third-party appraiser on March 3, 2022.

From January 25, 2022 to May 2, 2022, the Special Committee held a total of 11 meetings for a total of approximately 12 hours. Outside the meetings, the Special Committee expressed opinions, exchanged information, collected information via e-mail, and held consultations from time to time as needed to carefully consider the Consultative Matters. Specifically, at the first special committee meeting, SMBC Nikko Securities, a financial advisor and a third-party calculation agency appointed by JFE Container, and Anderson Mōri & Tomotsune, a legal advisor, were approved as JFE Container’s financial advisor, third-party calculation agency and legal advisor after verifying them to be appropriately independent. Moreover, the Special Committee approved JFE Container directors involved in the consideration, negotiation and judgment on the Share Exchange after verifying them to be appropriate from the perspective of interest in JFE Steel. The Special Committee then moved to carefully consult and ponder on the Consultative Matters to engage in deliberations in consideration of the following information: (a) the Special Committee was briefed by JFE Steel on details of the Share Exchange proposal, the purpose of the Share Exchange, and expected synergies therefrom and held a Q & A session on these matters; (b) the Special Committee was briefed by JFE Container on its history and business as well as the background to receiving the Share Exchange proposal, the purpose of the Share Exchange, its thoughts on the details of the proposal from JFE Steel, the effects the Share Exchange would have on the corporate value of the JFE Container, the history of the preparation of JFE Container’s business plan and its details, and held a Q&A session on these matters; (c) the Special Committee was briefed by Trustees Advisory and SMBC Nikko Securities on the result of the stock value calculation and the scheme for the Share Exchange, and held a Q&A session on these matters; (d) the Special Committee received advice from Anderson Mōri & Tomotsune on measures to ensure fairness in the procedures of the Share Exchange, on the method and process of decision-making by the board of directors of JFE Container regarding the Share Exchange, and on measures to avoid conflicts of interest, and had a Q&A session on these matters; and (e) the Special Committee gathered data on the Share Exchange by using submitted information on the Share Exchange. The Special Committee is in effect involved in a negotiation process with JFE Steel as it received a timely report on details of deliberations and negotiations between JFE Steel and JFE Container on the Share Exchange, discussed negotiation policy on multiple occasions until receiving a final proposal from JFE Steel on the consideration for the Share Exchange, and gave an opinion to JFE Container. Under these circumstances, the Special Committee carefully deliberated and studied the Consultative Matters based on the explanation, calculation result and other study documents, and submitted a report to the board of directors of JFE Container on May 2, 2022 saying the Share Exchange was not found to be detrimental to the minority shareholders of JFE Container. For an outline of the opinion from the Special Committee, see the section titled “(3) Outline of opinion obtained from an entity having no interest in controlling shareholder on the fact that the transaction is not detrimental to minority shareholders” in the segment titled “9. Matters on transaction with controlling shareholder” below.

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ii)	Statement that approval was given by directors and no objection was lodged by audit & supervisory board members except for corporate auditors having interest at JFE Container

Since Hidenari Suzuki, among the Audit & Supervisory Board Members of JFE Container, concurrently served as an employee of JFE Steel, he neither participated in deliberations on the proposal for the Share Exchange at meetings of the board of directors of JFE Container, nor participated in consultations and negotiations on the Share Exchange for the purpose of avoiding any potential conflict of interest.

The proposal for the Share Exchange was resolved by unanimous approval from six directors of JFE Container at a meeting of the board of directors of JFE Container held on May 6, 2022, and three Audit & Supervisory Board Members other than those mentioned above stated they had no objection to the Share Exchange.

Among JFE Container’s directors, Shichinobu Nasu, Naoto Yoshida, Mikito Kihara and Shinji Murakami were from JFE Steel; however, a certain period of time has passed since they joined JFE Container and they had not been involved in the Share Exchange at all while at JFE Steel, and were not subject to direction or supervision by JFE Holdings and JFE Steel. Therefore, JFE Container concluded that there was no risk of a conflict of interests with respect to its decision-making for the Share Exchange.

4.	Outline of companies to be involved in the Share Exchange
		Wholly-owning parent company in the Share Exchange	Wholly-owned subsidiary in the Share Exchange
(1)	Name	JFE Steel Corporation	JFE Container Co., Ltd.
(2)	Headquarters	2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan	1-5-15, Kanda Sarugakucho, Chiyoda-ku, Tokyo, Japan
(3)	Name and title of representative	Yoshihisa Kitano, President and CEO	Shichinobu Nasu, President and CEO
(4)	Principal business activities	Manufacture and marketing of steel products	Manufacture and marketing of steel drums and high-pressure gas containers
(5)	Paid-in capital	239,644 million yen (as of March 31, 2022)	2,365 million yen (as of March 31, 2022)
(6)	Founded	April 1, 2003	April 25, 1961
(7)	Number of shares outstanding	539,170,000 shares (as of March 31, 2022)	2,867,500 shares (as of March 31, 2022)
(8)	Fiscal year end	March 31	March 31
(9)	Number of employees	(Consolidated) 45,000 persons (as of March 31, 2022)	(Consolidated) 565 persons (as of March 31, 2022)

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(10)	Main business partners	JFE Shoji Corporation Marubeni-Itochu Steel Inc.	JFE Shoji Corporation Marubeni-Itochu Steel Inc. Nisshin Yoki Co., Ltd.,
(11)	Main banks	Mizuho Bank, Ltd., Mitsui Banking Corporation MUFG Bank, Ltd., and Sumitomo	Sumitomo Mitsui Trust Bank, Limited Mitsui Banking Corporation Mizuho Bank, Ltd.,
(12)	Major shareholders and their shareholding ratios	JFE Holdings, Inc. (100.00%) (as of March 31, 2022)

JFE Steel Corporation (54.07%)

Marubeni-Itochu Steel Inc. (11.24%)

JFE Shoji Corporation (5.36%)

GOLDMAN SACHS INTERNATIONAL (standing proxy: Goldman Sachs Japan) 4.39%

Kyogoku Unyu Shoji Co., Ltd., 2.22%

JFE Container Employee Shareholding Association, 1.13%

The Master Trust Bank of Japan, Ltd. (trust account, 0.96%)

THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD – SINGAPORE BRANCH PRIVATE BANKING DIVISION A/C CLIENTS (standing proxy: Tokyo branch of Hongkong & Shanghai Bank, Custody Department) 0.78%

Junichi Yamaguchi 0.71%

Nisshin Yoki Co., Ltd. 0.62%

(as of March 31, 2022)

(13)	Relation between companies to be involved in the Share Exchange
	Capital	JFE Steel is the parent company of JFE Container due to holding 1,548,200 shares of JFE Container Stock, which is equivalent to 54.1% of the total number of its outstanding shares (2,867,500 shares) after subtraction of treasury shares (4,429 shares).
	Human resource relations	Six professionals who had previously served JFE Steel took office as directors or audit & supervisory board members of JFE Container. One officer of JFE Steel concurrently serves as an audit & supervisory board member of JFE Container. JFE Container took four professionals on loan from JFE Steel.
	Transaction relations	JFE Container purchases steel materials as raw materials for steel drums.
	Representation of company having interest	JFE Container is a consolidated subsidiary of JFE Steel, and JFE Steel and JFE Container have interest in each other.

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(14)	Operating results and financial position for the last three fiscal years
Fiscal year end	JFE Steel Corporation (consolidated) (Note 1)			JFE Container Co., Ltd. (consolidated) (Note 2)
	Fiscal year ended March 31, 2020	Fiscal year ended March 31, 2021	Fiscal year ended March 31, 2022	Fiscal year ended March 31, 2020	Fiscal year ended March 31, 2021	Fiscal year ended March 31, 2022
Consolidated net assets	1,208,539	1,215,102	1,466,733	29,079	30,551	32,017
Consolidated total assets	3,836,847	3,864,262	4,425,035	38,626	39,965	44,835
Consolidated net assets per share (yen)	2,116.16	2,127.67	2,593.30	9,651.18	10,154.02	10,661.36
Consolidated revenue	2,681,350	2,255,216	3,173,475	29,760	27,468	35,497
Consolidated business profit	1,500	△54,270	334,686	2,419	2,202	1,897
Consolidated ordinary profit	-	-	-	2,508	2,437	2,150
Profit attributable to owners of parent	△211,331	△62,940	234,850	1,675	1,831	1,255
Consolidated profit per share (yen)	△391.96	△116.74	435.58	584.91	639.53	438.54
Dividends per share (yen)	67.73	-	65.34	150.00	150.00	150.00

(in millions of yen, excluding items specified otherwise)

Note 1: Because JFE Steel prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”), consolidated net assets, consolidated total assets, consolidated net assets per Share, consolidated net sales, consolidated operating income, profit attributable to owners of parent, consolidated profit per share correspond to total equity, total assets, equity attributable to owners of parent, revenue, business profit, profit attributable to owners of parent, profit per share that are shown on a consolidated basis by JFE Steel, and consolidated ordinary income account was omitted as there was no applicable item.

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Note 2: JFE Container prepared its consolidated financial statements in accordance with Japanese GAAP.

Note 3: The results of operations and financial position of JFE Steel and JFE Container for the year ended March 31, 2022 are the figures before the audit by the accounting auditor.

5. Outline of the issuing company for shares to be used as consideration in the Share Exchange

Wholly-owning parent company of wholly-owning parent company in the Share Exchange (JFE Steel)
①	Name	JFE Holdings, Inc.
②	Headquarters	2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan
③	Name and title of representative	Atsushi Kakinoki, President and CEO
④	Principal business activities	Group company management (group strategy formulation and risk management operations)
⑤	Paid-in capital	147,143 million yen (on March 31, 2022)
⑥	Founded	September 27, 2002
⑦	Number of shares outstanding	614,438,399 shares (as of March 31, 2022)
⑧	Fiscal year end	March 31
⑨	Number of employees	(Consolidated) 64,304 persons (as of March 31, 2022)
⑩	Main business partners	JFE Steel Corporation, JFE Engineering Corporation, and JFE Shoji Corporation
⑪	Main banks	Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation and MUFG Bank, Ltd.
⑫	Major shareholders and their shareholding ratios

The Master Trust Bank of Japan, Ltd. (trust account) 14.60%

Custody Bank of Japan, Ltd. 5.52%

Nippon Life Insurance Company, Ltd. 3.07%

Dai-ichi ife Insurance Company, Ltd. 2.28%

Mizuho Bank, Ltd. 2.11%

JFE Employee Shareholding Association 1.87%

STATE STREET BANK WEST CLIENT – TREATY 505234 1.62%

JFE Business Partner Shareholding Association 1.50%

JPMorgan Securities Japan Co., Ltd. 1.36%

Tokio Marine & Nichido Fire Insurance Co., Ltd. 1.29%

(as of March 31, 2022)

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⑬	Relation between companies to be involved in the Share Exchange
	Capital	As of March 31, 2022, JFE Holdings held 100% of shares outstanding in JFE Steel. As of March 31, 2022, JFE Holdings indirectly held 59.6% of shares outstanding in JFE Container after the subtraction of treasury shares.
	Human resource relations	As of May 6, 2022, one director of JFE Holdings concurrently served as a director of JFE Steel.
	Transaction relations	JFE Holdings receives group operating expenses from JFE Steel and lends funds to JFE Steel. JFE Steel and JFE Container manage temporary surplus cash by using a cash management system provided by JFE Holdings.
	Representation of company having interest	JFE Holdings is the parent company of JFE Steel and JFE Container and is an entity having an interest therein.
(14)	Operating results and financial position for the last three fiscal years
Fiscal year end		JFE Holdings (consolidated) (Note 1)
		Fiscal year ended March 31, 2020	Fiscal year ended March 31, 2021	Fiscal year ended March 31, 2022
	Total capital	1,706,552	1,760,154	2,070,739
	Total assets	4,646.120	4,654,972	5,287,909
	Per-share equity attributable to owners of parent (yen)	2,825.50	2,916.37	3,452.82
	Revenue	3,729,717	3,227,285	4,365,145
	Business profit	37,889	△12,911	416,466
	Profit before tax	△213,473	△4,930	388,535
	Profit attributable to owners of parent	△197,744	△21,868	288,058
	Profit per share	△343.39	△37.98	500.28
	Dividends per share (yen)	20.00	10.00	140.00

(In millions of yen, excluding items specified otherwise)

Note 1: JFE Holdings prepared its consolidated financial statements in accordance with IFRS.

Note 2: The results of operations and financial position for the year ended March 31, 2022 are the figures before the audit by the accounting auditor.

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6. Status after the Share Exchange

Wholly-owning parent company in the Share Exchange
①	Name	JFE Steel Corporation
②	Headquartered	2-2-3, Uchisaiwaicho, Chiyoda-ku, Tokyo, Japan
③	Name and title of representative	Yoshihisa Kitano, President and CEO
④	Principal business activities	Manufacture and marketing of steel products
⑤	Paid-in capital	239,644 million yen
⑥	Fiscal year end	March 31 of each year
⑦	Net assets	Not yet determined
⑧	Total assets	Not yet determined

7.	Outline of accounting treatment

The Share Exchange will likely fall under a transaction under common control under the accounting standards for business combinations.

8.	Future outlook

As JFE Container is a consolidated subsidiary of JFE Holdings, the effects of the Share Exchange on the business performance of JFE Holdings and JFE Container will likely be marginal.

9.	Matters on transaction with controlling shareholder

(1)            Representation of transaction with controlling shareholder and adherence to guidelines on policy for measures for protection of minority shareholders

Since JFE Steel is already the parent company of JFE Container, the Share Exchange constitutes a transaction with its controlling shareholder.

JFE Container stated that it procured raw materials from companies other than JFE Steel and ensured stable procurement while seeking to equalize purchasing prices in the section titled “4. Policy on Measures to Protect Minority Shareholders in Conducting Transactions with Controlling Shareholder” in the segment titled “I. Basic views on corporate governance and other basic information such as on capital structure and corporate attributes” in a report on corporate governance released by JFE Container on November 30, 2021.

In considering the Share Exchange, JFE Container took various measures to ensure fairness and avoid conflicts of interest, as described in the section titled “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” in the segment titled “3. Grounds for allotment in the Share Exchange” above. JFE Container gave due consideration to the Share Exchange in order to prevent it from benefiting certain shareholders. These moves are thought to conform to the intent of the guidelines shown above.

(2)            Matters on measures to ensure fairness and measures to avoid conflicts of interest

As described in the section titled “(1) Representation of transaction with controlling shareholder and adherence to guidelines on policy for measures for protection of minority shareholders” above, the Share Exchange falls under a transaction with controlling shareholders for JFE Container. Therefore, JFE Container concluded that it must take measures to ensure fairness and avoid conflicts of interest. Its board of directors carefully discussed and examined the terms and conditions for the Share Exchange. JFE Container made judgments by ensuring fairness and avoiding conflicts of interest through taking the measures described in “(4) Measures to ensure fairness” and “(5) Measures to avoid conflicts of interest” in “3. Grounds for allotment in the Share Exchange” above.

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(3)	Outline of opinion obtained from an entity having no interest in controlling shareholder on the fact that the transaction is not detrimental to minority shareholders

In accordance with the section titled “(5) Measures to avoid conflicts of interest” in the segment titled “3. Grounds for allotment in the Share Exchange” above, JFE Container established the Special Committee for the purpose of paying due attention to the decision-making by JFE Container on the Share Exchange, eliminating potential arbitrariness and conflicts of interest in the decision-making process by the board of directors of JFE Container, ensuring its fairness, and verifying that, for the board of directors to decide to conduct the Share Exchange was not detrimental to minority shareholders of JFE Container, and asked for advice on the Consultative Matters.

As a result, JFE Container received a report describing the following from the Special Committee on May 2, 2022.
i) Content of the report

(i)	The Transaction would contribute to enhancing the corporate value of JFE Container, and the purpose of the Transaction is found to be reasonable.
(ii)	The terms and conditions of the Transaction (including the share exchange ratio in the Share Exchange) is fair.
(iii)	Due consideration is given to the interests of minority shareholders of JFE Container through fair procedures in the Transaction.
(iv)	In consideration of (i) through (iii) above, the Transaction is not found to be detrimental to minority shareholders of JFE Container.

ii)       Reasons for the report

(i)	Enhancement of corporate value (in relation to Item (i) of the Consultative Matters)

In order to verify the reasonableness of the purpose of the Transaction, the Special Committee first examined the characteristics and issues of JFE Container’s business and the necessary elements of the measures that would contribute to resolving JFE Container’s issues, and then carefully considered the measures for enhancing corporate value that JFE Steel plans to implement after the Transaction.

As a result, the Special Committee acknowledged that the measures for enhancing JFE Container’s corporate value that JFE Steel plans to implement after the Transaction do not contradict JFE Container’s understanding and there is no discrepancy in understanding between JFE Container and JFE Steel with respect to the feasibility, etc. of such measures for enhancing corporate value, and that the said measures do not contradict the prior disclosures by JFE Container or objective facts, including JFE Container’s understanding of the present state of its business and JFE Container’s explanation regarding its material issues, on which they were premised.

In addition, the Transaction has advantages over other practicable means and conducting the Transaction is not considered to have any significant disadvantages to the corporate value of JFE Container.

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Furthermore, as one of the predicted synergies of the Share Exchange is “promoting business operation and decision-making from a medium- to long-term perspective”, the measures for enhancing corporate value that are planned to be implemented after the Transaction may have a negative impact on short-term profits of JFE Container and has the risk of failure in the first place. Therefore, delisting of the JFE Container Stock through the Transaction is considered to be unavoidable as a premise for pursuing such measures for enhancing corporate value.

Based on the above considerations, even taking into account that the Transaction involves delisting of the JFE Container Stock, the Transaction would contribute to enhancing the corporate value of JFE Container, and the purpose of the Transaction is found to be reasonable.

(ii)	Securing the interests of minority shareholders through fair procedures (in relation to Item (iii) of the Consultative Matters)

As for the Share Exchange, it is acknowledged that: (a) the Special Committee has been established and has fully exercised the authority granted to the Special Committee to conduct detailed studies from an independent standpoint; (b) JFE Container, in its decision making process, has carefully considered conflicts of interest in light of the matters pointed out in the “Fair M&A Guidelines” dated June 28, 2019, formulated by the Ministry of Economy, Trade and Industry (the “M&A Guidelines”); (c) JFE Container has obtained professional advice from its legal advisor; (d) stock value calculation reports have been obtained from several third-party calculation agencies, namely SMBC Nikko Securities and Trustees Advisory; (e) there is no need to conduct a market check; (f) substantial information is provided to minority shareholders through this Press Release; and (g) the scheme is not coercive.

It is also acknowledged that these measures to ensure fairness have been actually implemented in a literal manner through the activities of the Special Committee.

As described above, the Special Committee believes that the Transaction adheres to the policy of adopting measures to ensure fairness as necessary and sufficient for the Transaction, in terms of both ensuring that the situation in the process of establishing the terms and conditions of the Transaction is deemed to be equivalent to that of an arm’s length transaction and ensuring that minority shareholders have the opportunity to make an informed and appropriate decision.

Therefore, it is acknowledged that due consideration is given to the interests of minority shareholders of JFE Container through fair procedures in the transaction.

(iii)	Fairness of terms and conditions (in relation to Item (ii) of the Consultative Matters)

The following circumstances are recognized with respect to the Share Exchange Ratio.

(a)	In the calculations by SMBC Nikko Securities and Trustees Advisory, it exceeds the upper limit of the exchange ratio calculated using the market stock price method for both JFE Holdings and JFE Container.
(b)	It exceeds the median of the exchange ratio calculated using the market stock price method for JFE Holdings and the DCF Method for JFE Container in the stock value calculation report received from Trustees Advisory, and exceeds the lower limit of the exchange ratio in the stock value calculation calculated by SMBC Nikko Securities.

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(c)	It reaches a premium that is comparable to those in similar cases in recent years.
(d)	It is at above the highest closing price of JFE Container’s stocks in the past year.

Taking into account the factors described above, the Special Committee believes that the Share Exchange Ratio can be evaluated as being at a level where a reasonable portion of the “value that cannot be realized without an M&A”, as referred to in the M&A Guidelines, is provided to minority shareholders.

In this case, the Special Committee expressed its opinion whether to accept or reject JFE Steel’s proposal on the Share Exchange Ratio on each occasion of negotiation, and has been significantly involved in the negotiation, including by confirming in advance the negotiation policy with the JFE Steel side. As a result, the proposal on the Share Exchange Ratio was revised many times and it is acknowledged that negotiation equivalent to that at an arm’s length has been ensured. In addition, the Share Exchange Ratio finally agreed upon is considered to be within a reasonable range in light of the stock value calculations by SMBC Nikko Securities and Trustees Advisory, and the level of premium is also considered to be reasonable.

In addition to the above, it is also reasonable that the scheme for the Transaction is a triangular share exchange for which the consideration is the JFE Holdings Stock.

Therefore, the Special Committee acknowledges that the terms and conditions of the Transaction (including share exchange ratio in the Share Exchange) are fair.

Even on the premise of the Share Exchange Ratio, the stock value of the ultimate parent company that JFE Container’s minority shareholders will receive will be less than the net assets per share of JFE Container. However, given that even the upper limit of the share exchange ratio under each calculation method in the Trustees Advisory’s calculation documents is below JFE Container’s net assets per share and that the amount of net assets is reflected in the formation of the market stock price in the first place, the Special Committee believes that, even in light of the judicial precedents concerning fair price in an M&A transaction, it is not unreasonable for the stock value of the ultimate parent company received by JFE Container’s minority shareholders to be less than JFE Container’s net assets per share, and that this does not impair the fairness of the Share Exchange Ratio.

(iv)	Regarding Item (iv) of the Consultative Matters

The Special Committee understands that the matters requested to be considered in Items (i) through (iii) of the Consultative Matters are the factors to be taken into account in considering Item (iv) of the Consultative Matters. As stated above, as a result of the deliberations by the Special Committee, it is considered that none of Items (i) through (iii) of the Consultative Matters has any issue.

Based on the above, the Special Committee submits its opinion with respect to Item (iv) of the Consultative Matters that JFE Container’s decisions to implement the Transaction is not disadvantageous to its minority shareholders.

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(Reference) Results for the previous fiscal year

JFE Holdings (consolidated)

(In millions of yen)

	Revenue	Business profit	Profit before tax	Profit attributable to owners of parent
Previous fiscal year results (Fiscal year ended March 31, 2022)	4,365,145	416,466	388,535	288,058
Note:	For JFE Holdings, no forecast is provided for the fiscal year ending March 31, 2023, as it is not possible to reasonably calculate the earnings forecast at this time.

JFE Container (consolidated)

(In millions of yen)

	Consolidated revenue	Consolidated business profit	Consolidated profit before tax	Consolidated profit
Previous fiscal year results (Fiscal year ended March 31, 2022)	35,497	1,897	2,150	1,255
Note:	For JFE Container, no forecast is provided for the fiscal year ending March 31, 2023, as JFE Container Stock is scheduled to be delisted on July 28, 2022.

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